EXHIBIT  10.11

Description of Verbal Agreements Concerning Related Party Debt to

Williams Investment Company

Eastgate Acquisitions Corporation (the “Company”) has entered into a verbal agreement regarding related party payables to Williams Investment Company, a private company controlled by H. Deworth Williams, a principal stockholder of the Company. As of March 31, 2013, the amount due pursuant to the verbal agreement was $9,590, plus $19,364 of accrued interest, payable to Williams Investment Company and/or Mr. Williams

The debt represents funds advanced to the Company and general and administrative expenses and other obligations paid by Williams Investment Company and/or Mr. Williams for the benefit of the Company from 2011 and through March 31, 2013. The debt is unsecured, payable on demand and bears interest at 10%.  The debt holder has not made a demand for any payment of the debt.